UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 13, 2009
(Date of Earliest Event Reported)

Advaxis, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Technology Centre of New Jersey
675 Rt. 1, Suite B113
North Brunswick, N.J. 08902
(Address of principal executive offices)

(732) 545-1590 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

The European Patent Office in Munich, Germany Reverses Technology Patent Challenge

The European Patent Office (EPO) Board of Appeals in Munich, Germany has ruled in favor of The Trustees of the University of Pennsylvania and its exclusive licensee Advaxis, Inc. (OTCBB: ADXS) and reversed a ruling that revoked a technology patent that had resulted from an opposition filed by Anza Therapeutics, Inc., formerly Cerus Corp (NASDAQ: CERS). The ruling of the EPO Board of Appeal is final and can not be appealed.

The granted claims, the subject matter of which was discovered by Dr. Yvonne Paterson, scientific founder of Advaxis, is directed to the first use of a recombinant bacteria expressing a tumor antigen for the treatment of patients with cancer.

Executive VP of Science and Operations Dr. John Rothman commented, "Following the completion of Advaxis’ Phase I clinical trial in recurrent metastatic cervical cancer in which the agent, Lovaxin C, was shown to be administered safely to late stage cancer patients, as well as the FDA’s permission to conduct a Phase II trial in the US in patients with cervical intraepithelial neoplasia (CIN), the precursor condition to cervical cancer, Advaxis has again confirmed its position as the dominant and leading company in the field of therapeutic live attenuated bacterial vaccines."

Dr. Paterson, a microbiologist and immunologist, created the field of live Listeria therapeutics at the University of Pennsylvania. Advaxis has exclusively licensed this technology from the University.

The licensed patent portfolio of Advaxis contains over 79 US and international issued patents and pending patent applications, directed to compositions, methods and uses for therapeutic Listeria vaccines.

“This decision confirms the innovative work and inventions of Dr. Paterson” said Advaxis CEO and Chairman Thomas A. Moore.  “Given our extensive body of pre-clinical scientific data and our early human clinical data, we look forward to establishing the efficacy of our technology in a variety of cancer indications.”

About Advaxis, Incorporated

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria monocytogenes (Lm) cancer vaccines based on technology developed by Dr. Yvonne Paterson, Professor of Microbiology at the University of Pennsylvania and Chairperson of Advaxis’ Scientific Advisory Board. Advaxis is developing attenuated live Listeria-based vaccines that deliver engineered tumor antigens, which safely stimulate multiple simultaneous immunological mechanisms to fight cancer.

Advaxis’ lead Listeria vaccine candidate, Lovaxin-C, targets human papilloma virus (HPV)-associated cancers such as cervical and head and neck. Current Lm vaccines in development target prostate, breast, ovarian and other cancers. Recently, Advaxis completed a Phase I clinical trial of Lovaxin-C. A Phase II clinical trial is planned for patients with cervical intraepithelial neoplasia (CIN).  The Lm platform also has applications in the fields of infectious disease and autoimmune disorders.
For further information on the Company, please visit: www.advaxis.com.

About the Lovaxin-C Vaccine

Advaxis’ technology platform uses modified Listeria monocytogenes to deliver a tumor-specific antigen fusion protein. Bioengineered Listeria that are attenuated and secrete Advaxis’ proprietary fusion protein, have the ability to generate a robust immune response, break immune tolerance to cancer and produce an unusually strong and effective multi-level therapeutic immune response to existing cancer and other diseases.

Advaxis’ Listeria-based technology is based on over a decade worth of work by Dr. Yvonne Paterson in her laboratory at the University of Pennsylvania. The Company’s proprietary antigen fusion protein technology, stimulates innate immunity, both arms of the adaptive cellular immune system, suppresses regulatory T-cells that inhibit many vaccines in the function of activated tumor-killing cells and has other anti-tumor effects.

Unlike prophylactic vaccines, Lovaxin-C was designed to treat women who have already developed cervical cancer as a result of contracting an HPV infection, which is the most prevalent sexually transmitted disease in the US. Current products on the market are ineffective in treating HPV-infected women.

For further information on Lovaxin-C, please visit: www.advaxis.com/lc.htm.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

For Further Information:
Conrad Mir
Advaxis, Inc.
732.545.1590 (Office)
732.545.1084 (FAX)
conradmir@advaxis.com
www.advaxis.com

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2009

Advaxis, Inc.

By:	/s/ Thomas A. Moore
Name:	Thomas A. Moore
Title:	Chief Executive Officer